NEWS
FOR IMMEDIATE RELEASE

Contact:    Russell H. Plumb
            Chief Financial Officer
            (404) 296-5595

                 SEROLOGICALS COMPLETES PRIVATE PLACEMENT
                    OF 950,000 SHARES OF COMMON STOCK

ATLANTA, GA (September 10, 1997) - Serologicals Corporation (Nasdaq/NM:
SERO) today announced that is has completed the previously announced private placement of 950,000 shares of its common stock at a purchase price of $19.50 per share. The transaction also included the sale by a selling stockholder of an additional 250,000 shares. The Company did not receive any of the proceeds of the sale by the selling stockholder.

     Serologicals intends to use the net proceeds of approximately $17.5 million for general corporate purposes, including strategic acquisitions or investments.

     The shares sold by the Company were not registered under the Securities Act of 1933, as amended, pursuant to an exemption from the registration requirements of the Securities Act. Such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. A registration statement relating to the resale by the purchasers of the shares of common stock sold by the Company was declared effective by the Securties and Exchange Commission on September 3, 1997.

     Serologicals Corporation, headquartered in Atlanta, Georgia, is a leading worldwide provider of specialty human antibody-based products and services to major heathcare companies. The Company's services, including donor recruitment, donor management and clinical testing services, enable the Company to provide value-added products that are used as the active ingredients in therapeutic products for the treatment and management of such medical indications as Rh incompatibility in newborns, rabies and hepatitis and in diagnostic products such as blood typing reagents and diagnostic test kits.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the intended use of the net proceeds received from the private placement.
These forward-looking statements are subject to certain risks, uncertainties and other factors, such as the ability to identify, acquire and integrate acquisition targets, which could cause actual results to differ materially. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.
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